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                           COCA-COLA ENTERPRISES INC.                EXHIBIT 12

                       EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)

                                             Quarter ended                 Nine Months ended
                                     -----------------------------   -----------------------------
                                        Sept 26,        Sept 27,        Sept 26,        Sept 27,
                                          1997            1996            1997            1996
                                     -------------   -------------   -------------   -------------
Computation of Earnings:
    Earnings from continuing
        operations before
        income taxes ..........          $  84           $  66           $ 212           $ 179
    Add:
        Interest expense ......            142              83             373             238
        Amortization of
           capitalized interest              -               -               1               1
        Amortization of debt
           premium/discount
           and expenses .......              6               8              18              17
        Interest portion of
           rent expense .......              8               4              19               8
                                         -----           -----           -----           -----
Earnings as Adjusted ..........          $ 240           $ 161           $ 623           $ 443
                                         =====           =====           =====           =====

Computation of Fixed Charges:
    Interest expense ..........          $ 142           $  83           $ 373           $ 238
    Capitalized interest ......              1               -               1               1
    Amortization of debt
        premium/discount and
        expenses ..............              6               8              18              17
    Interest portion of rent
        expense ...............              8               4              19               8
                                         -----           -----           -----           -----
Fixed Charges .................            157              95             411             264

    Preferred stock
        dividends (a) .........              -               3               3              10
                                         -----           -----           -----           -----
Combined Fixed Charges and
      Preferred Stock
      Dividends................          $ 157           $  98           $ 414           $ 274
                                         =====           =====           =====           =====

Ratio of Earnings to Fixed
      Charges (b) .............          $1.54            1.69           $1.52            1.67
                                         =====           =====           =====           =====
Ratio of Earnings to Combined
      Fixed Charges and
      Preferred Stock
      Dividends (b) ...........           1.54            1.63            1.51            1.61
                                         =====           =====           =====           =====

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)      Ratios were calculated prior to rounding to millions.